UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Janus Capital Group Inc.
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Commencing April 12, 2013, Janus Capital Group Inc. will send the attached communication to certain shareholders.

2013 Proxy Statement Proposal 3 – Advisory Vote on Executive Compensation

Summary CEO Compensation Business Highlights Peer Group and Pay for Performance Evaluation Specific Items in Response to ISS Appendix Presentation overview

We believe investors should vote in accordance with the recommendation of the Board of Directors for several reasons: We believe our compensation structure continues to demonstrate proper alignment between pay and performance 2012 CEO compensation declined 21% year over year, in line with the decline in operating income before the payment of incentives, and was ~45% below our public company peer group median (1) In 2012, we made meaningful progress on our long-term strategic objectives, focused on diversifying our business and expanding our product offering while maintaining financial discipline The peer group used by ISS does not reflect companies with similar businesses or companies we compete with for executive talent, skewing the results of the ISS analysis The advisory Say-on-Pay vote is a vote on our 2012 compensation program, but the ISS analysis gives inappropriate weight to a one-time inducement award paid to our CEO in 2010 We are requesting shareholders vote ‘FOR’ the Say-on-Pay Advisory Vote on Executive Compensation in our 2013 Proxy Statement Note: Public company peer group includes Affiliated Managers Group, Inc., AllianceBernstein L.P., Ameriprise Financial, Inc., Cohen & Steers, Inc., Eaton Vance Corporation, Federated Investors, Inc., Franklin Resources, Inc., Invesco Ltd., Legg Mason, Inc., T. Rowe Price Group, Inc., and Waddell & Reed Financial, Inc. Data compares Janus’ 2012 CEO total compensation to the annualized 1-year total compensation of peers listed on page 13, as calculated by Semler Brossy and using data available in public filings as of December 2012; total pay is calculated as the sum of annualized values for salary, actual annual cash incentives, and long-term incentive awards. A ‘no’ vote damages our company’s reputation, could hurt the value of the firm and does not reflect the steps we have taken to align compensation with performance and control expenses

2012 CEO compensation was down 21% year over year, in line with the decline in operating income before the payment of incentives 2012 CEO Compensation: Total CEO compensation was significantly reduced, in line with operating performance $4.75 million of total compensation for 2012 was a 21% reduction in total pay as reported in last year’s proxy 2012 compensation represented a 76% reduction from total 2010 compensation Variable compensation is consistent with our emphasis on long-term incentives (“LTI”) Pay mix was 60% LTI compensation and 40% cash Formulaic goal-based compensation of $0.6 million was reflective of a 31% decline in operating income CEO pay remains capped at $10 million $20.0 $6.0 -70% -26% 0% Change in JNS Operating Income Goal-Based Payout (% of Target) $4.75 ‘12 v. ‘11 -76% 0% 30% 50% 80% 100% 120% 150% 200% 2012 Results and Goal-Based Compensation -21% Note: In 2010, we made a one-time $10 million equity award to our CEO to encourage him to join Janus and to replace a portion of foregone compensation from his prior employer. (1) $ - $0.6 $1.0 $1.6 $2.0 $2.4 $3.0 $4.0 -50% -31% -25% -10% 0% 10% 25% 50% 2012 CEO Goal - Based Compensation $ in millions

2012 business highlights considered by the Compensation Committee reflect significant progress on strategic objectives Note: Public Company peer group includes Affiliated Managers Group, Inc., AllianceBernstein L.P., Ameriprise Financial, Inc., Cohen & Steers, Inc., Eaton Vance Corporation, Federated Investors, Inc., Franklin Resources, Inc., Invesco Ltd., Legg Mason, Inc., T. Rowe Price Group, Inc., and Waddell & Reed Financial, Inc. See page 13 for the full breakdown of total returns for peers. 2012 Business Highlights Significant improvement in 1-year investment performance compared to 2011 Made progress on long-term strategic objectives focused on diversifying our business and expanding our product offering Entered into a strategic alliance with Dai-ichi Life, representing a strong step forward in the expansion of our global distribution Maintained financial discipline on discretionary spending and continued to strengthen the balance sheet through cash generation and debt retirement Ranked 5th relative to our public company peer group with a 1-year total shareholder return of 40% (1) Despite these achievements, we did face continued pressure from negative performance fees which drove a decline in operating income of 31% year over year

In determining CEO pay, we considered market compensation levels for publicly and privately owned asset managers; in both cases our CEO pay was in the 4th quartile

- Pay data for our base peer group comes from McLagan's survey of private and publicly owned asset managers, where McLagan is the standard bearer of data in the Asset Management industry
  - Key factors in determining this group included similarity of business, size, geographic scope, operating approach, product breadth, operating complexity, distribution coverage, ownership, history and performance
- Based on shareholder feedback received in 2012, we also utilized a second peer group, which includes only publicly owned asset managers in an effort to provide adequate comparative data for analyses conducted separately by our shareholders

Janus Asset Management Peer Group (McLagan survey)	
AllianceBernstein Holding L.P.	Morgan Stanley Investment Management
American Century Investments	Neuberger Berman Group
Delaware Investments	Nuveen Investments
Eaton Vance Management	Oppenheimer Funds, Inc.
Franklin Templeton Investments (1)	Putnam Investments
Invesco plc.	T. Rowe Price Associates (1)
MFS Investment Management	Western Asset Management Co.

Most Recent AUM (2)	
Peer Group Median	$237Bn
Janus	$157Bn

Relative Pay Positioning (3)
4th Quartile

Janus Public Company Peer Group	
Affiliated Managers Group, Inc.	Franklin Resources, Inc.
AllianceBernstein Holding L.P.	Invesco Ltd.
Ameriprise Financial, Inc.	Legg Mason, Inc.
Cohen & Steers, Inc.	T. Rowe Price Group, Inc.
Eaton Vance Corp.	Waddell & Reed Financial, Inc.
Federated Investors, Inc.	

AUM as of 12/31/2012	
Peer Group Median	$432Bn
Janus	$157Bn

Relative Pay Positioning (3)
4th Quartile

Notes:

(1) Franklin Templeton Investments and T. Rowe Price Associates, Inc. are considered in pay analysis for all NEOs, except for the CEO position. The two exclusions are due to potential compensation distortions for the CEO role due to the applicable CEO's large equity ownership levels.

(2) Peer group median reflects McLagan AUM data provided as of October 2012. Janus AUM as of December 31, 2012.

(3) Data compares Janus' 2012 CEO total compensation to the annualized 1-year total compensation of peers listed on page 13, as calculated by Semler Brossy and using data available in public filings as of December 2012; total pay is calculated as the sum of annualized values for salary, actual annual cash incentives, and long-term incentive awards.

5

ISS's evaluation uses an inappropriate peer group and includes the one-time inducement award from 2010; excluding this award CEO compensation is aligned with performance

- ISS's quantitative pay for performance analysis includes a broad peer group of financial companies, most of which are not asset managers and do not compete with Janus for executive talent
- The advisory Say-on-Pay vote is a vote on our 2012 compensation program, but the ISS analysis places inappropriate weight to the one-time 2010 CEO inducement award
- Excluding the one-time 2010 CEO inducement award, which was used to attract a new CEO rather than pay for performance, our CEO compensation over the last 3 years is well aligned with performance

Pay for Performance Evaluation – Relative Alignment (1)

These charts plot percentiles of weighted average 1- and 3-year performance and pay rankings. The ▲ represents Janus' CEO compensation including the Inducement Award, the ■ represents Janus' CEO compensation excluding the Inducement Award, and the • represents the position of peers. The blue bar indicates pay and performance alignment.

ISS Peer Group – With and Without One-time 2010 CEO Inducement Award (2)



Relative Alignment
100%
50%
0%
Performance
Janus (Without Inducement)
Janus
0%
50%
100%
Pay

Janus' Public Asset Manager Peer Group – With and Without One-time 2010 CEO Inducement Award (3)



Relative Alignment
100%
50%
0%
Performance
Janus (Without Inducement)
Janus
0%
50%
100%
Pay

Using an appropriate asset manager peer group shows the true relative alignment of Janus' pay and performance

Notes:

(1) The charts above were developed by Semler Brossy Consulting Group to estimate ISS's approach for the Relative Alignment chart included in the ISS recommendation report (i.e., the chart plots percentiles of weighted average 1- and 3-year performance and pay rankings). Performance reflects total shareholder return (TSR) through December 31, 2012 as provided by Standard & Poor's Research Insight. Pay data was downloaded on April 11, 2013 from Equilar's ISS Simulator tool and is meant to best approximate total pay values consistent with ISS methodology.

(2) ISS Peer Group reflects the 17 companies comprising "ISS-Selected Peers" and "Shared Peers" shown on page 2 of the Proxy Alert published by ISS on April 9, 2013, this group is further discussed on page 8.

(3) Public company peer group includes Affiliated Managers Group, Inc., AllianceBernstein L.P., Ameriprise Financial, Inc., Cohen & Steers, Inc., Eaton Vance Corporation, Federated Investors, Inc., Franklin Resources, Inc., Invesco Ltd., Legg Mason, Inc., T. Rowe Price Group, Inc., and Waddell & Reed Financial, Inc.

6

ISS has used an inappropriate peer group in evaluating Janus’ CEO compensation JANUS: We are a pure asset management firm and the peers our Compensation Committee considers for our executive pay programs and levels are also asset management firms Based on feedback received in 2012, we added a new peer group to include only publicly owned Asset Managers in an effort to provide adequate comparative data for analyses conducted by our shareholders 8 of the 11 companies in this group use Janus as a peer for their compensation practices (1) In addition, the Compensation Committee considers compensation levels from a peer group of both publicly and privately owned Asset Managers when determining executive compensation (2) ISS has used 17 companies in their analysis, most of whom have little relevance to what we do; only 3 of the 17 companies listed in ISS’s peer group use Janus as a peer for their compensation practices (3) Notes: Companies who list Janus as a peer for compensation purposes include Affiliated Managers Group, Inc., AllianceBernstein Holding L.P., Cohen & Steers, Inc., Eaton Vance Corp., Federated Investors, Inc., Franklin Resources, Inc., T. Rowe Price Group, Inc. and Waddell & Reed Financial, Inc. Private and public company peer group includes AllianceBernstein L.P., American Century Investments, Delaware Investments, Eaton Vance Management, Franklin Templeton Investments, Invesco plc., MFS Investment Management, Morgan Stanley Investment Management, Neuberger Berman Group, Nuveen Investments, Oppenheimer Funds, Inc., Putnam Investments, T. Rowe Price Associates, Inc., and Western Asset Management Co. Franklin Templeton Investments and T. Rowe Price Associates, Inc. are considered in pay analysis for all NEOs, except for the CEO position. The two exclusions are due to potential compensation distortions for the CEO role due to the applicable CEO's large equity ownership levels. Companies that list Janus as part of their peer group in most recent proxy statements include Affiliated Managers Group, Inc., Eaton Vance Corp. and Waddell & Reed Financial, Inc. ISS’s Peer Group Affiliated Managers Group, Inc. Ladenburg Thalmann Financial Services Inc American Capital, Ltd. Lazard Ltd Duff & Phelps Corporation Och-Ziff Capital Management Group LLC Eaton Vance Corp. Piper Jaffray Companies Evercore Partners, Inc. SEI Investment Company Fortress Investment Group LLC Stifel Financial Corp. GFI Group Inc. Waddell & Reed Financial, Inc. Investment Technology Group, Inc. Walter Investment Management Corp Knight Capital Group, Inc. Q: ISS has used a peer group to analyze Janus CEO pay and performance that includes 17 companies. How do these differ from the peers you considered in your proxy statement? Janus Public Company Peer Group Affiliated Managers Group, Inc. Franklin Resources, Inc. AllianceBernstein Holding L.P. Invesco Ltd. Ameriprise Financial, Inc. Legg Mason, Inc. Cohen & Steers, Inc. T. Rowe Price Group, Inc. Eaton Vance Corp. Waddell & Reed Financial, Inc. Federated Investors, Inc.

Our executive compensation program is based on a holistic review of annual performance and is compared to our closest competitors Q: How does Janus view pay and performance? JANUS: Annual pay decisions are based on prior year’s performance and are compared to our competitors, which are all asset managers We do not look at comparisons to investment banks or other diversified financial firms Size and performance are also factored into the analysis Our Named Executive Officers (“NEOs”) receive a substantial amount of variable compensation in long-term vehicles whose value will rise or fall with the performance of Janus Capital’s stock price over a multi-year period, further aligning our NEO’s interests with the long-term interests of shareholders Our business results are driven in part by broader economic factors and movements in the global securities markets, which are not dependent on the performance of our executive team Accordingly, we have chosen to not use long-term formulaic awards, which may result in pay being delivered that is well above or below intended levels Annual pay levels will rise and fall with our financial and strategic results, and we believe our current structure results in a direct linkage between pay and the actual performance of the company over time

Simplifying our pay structure eliminates the need to project what the future business environment will look like Q: Why did Janus eliminate the performance share units from its compensation program for 2013? JANUS: We removed the performance share units to simplify the pay decisions and because our CEO receives a substantial amount of variable compensation in long-term vehicles whose value will rise or fall with the performance of Janus Capital’s stock price over a multi-year period Since our share price historically has been more volatile than the U.S. equity market,(1) NEOs could benefit from rising equity markets regardless of the impact of our investment performance and strategic execution Our NEOs are subject to equity ownership guidelines that require them to hold a meaningful amount of shares and mutual fund units Our CEO has not sold any shares granted to him during his tenure (2) Notes: As of April 11, 2013 JNS’ 5-year adjusted weekly beta per Bloomberg was 1.84. Excludes shares that have been sold to satisfy taxes. Q: Why did Janus eliminate the operating income formulaic award from its compensation program for 2013? JANUS: The 2012 operating income award for the CEO was intended to address shareholder and proxy advisor concerns about a formulaic component to the pay program Unexpected external criticism about the structure was received from shareholders as a result of the complexity of our performance fee structure and its impact on operating income CEO compensation is influenced by our broad based bonus pool, which is funded based on operating income before the payment of incentive compensation, adding an additional formulaic component was redundant; 2012 CEO compensation was down 21% year over year, in line with the decline in operating income before the payment of incentives

Proxy advisor quantitative analyses do not adequately reflect how our pay decisions have moved with performance Q: Why does the ISS quantitative test show a “medium concern” for the Janus pay program? JANUS: ISS uses a blend of 1- and 3-year pay and performance to conduct its quantitative analysis of pay and performance, with an emphasis on the 3-year pay and performance These analyses do not make any allowance for decisions that are not part of annual pay – any pay that is reported in the Summary Compensation Table is assumed to be part of “annual” pay In 2010, we made a one-time $10 million equity award to our CEO to encourage him to join the firm and to replace a portion of foregone compensation from his prior employer Despite the fact that this was a one-time inducement award, this award continues to be included in the ISS analysis and skews the results When the award is removed from the calculation of annual pay over the past 3 years, relative alignment of Janus’ CEO pay using the ISS methodology falls well within the “low concern” category This analysis is outlined on page 6 of this presentation We conclude from this calculation that our annual pay decisions are well-aligned with our performance, and an ‘against’ vote based solely on our program being discretionary is not warranted, in light of the fact that we annually adjust compensation to be aligned with company performance

Our 2012 CEO compensation was tied directly to our financial performance and was well below the median of our publicly owned asset management peer group Q: ISS analysis shows Janus’ 2012 CEO pay at 1.15x the median of the ISS peer group. How does this line up with Janus’ own peer group? JANUS: Our 2012 CEO pay level of $4.75 million was in the bottom quartile of our public company asset management peer group and was 45% below the median of those peers; the multiple of median, to use the ISS term, was 0.54x (1) Q: How did 2012 pay reflect the performance of Janus? JANUS: 2012 CEO total compensation of $4.75 million was 21% lower than 2011, and well below the median of both our public and asset management (public and private) peer groups NEO total compensation, excluding CEO compensation, was reduced by an average of 22% from 2011 to 2012 Key Factors Impacting Performance and Compensation Decisions Positive Negative Execution on long-term strategy Alignment with company-wide variable pay pool Strong shareholder return Decline in company operating income Leadership and personal performance Net outflows and negative performance fees Note: Public Company peer group includes Affiliated Managers Group, Inc., AllianceBernstein L.P., Ameriprise Financial, Inc., Cohen & Steers, Inc., Eaton Vance Corporation, Federated Investors, Inc., Franklin Resources, Inc., Invesco Ltd., Legg Mason, Inc., T. Rowe Price Group, Inc., and Waddell & Reed Financial, Inc. Data compares Janus’ 2012 CEO total compensation to the annualized 1-year total compensation of peers listed on page 13, as calculated by Semler Brossy and using data available in public filings as of December 2012; total pay is calculated as the sum of annualized values for salary, actual annual cash incentives, and long-term incentive awards.

Appendix

Janus' public company peer group comparative CEO compensation and total shareholder return metrics

Janus' Public Company Peer Group CEO Compensation [1]

(Companies sorted based on total 1-year compensation)

($ in Thousands)

Ameriprise Financial, Inc.	$	16,622
Affiliated Managers Group, Inc.	$	14,794
Invesco Ltd.	$	12,890
Franklin Resources, Inc.	$	11,980
AllianceBernstein Holding L.P.	$	10,728
Eaton Vance Corp.	$	8,781
T. Rowe Price Group, Inc.	$	7,662
Legg Mason, Inc.	$	6,891
Waddell & Reed Financial, Inc.	$	5,300
Janus Capital Group Inc.	**$**	**4,750**
Federated Investors, Inc.	$	3,549
Cohen & Steers, Inc.	$	3,000
Median (ex-Janus Capital)	**$**	**8,781**

Janus' Public Company Peer Group 2012 Total Shareholder Return [2]

(Companies sorted based on total return)

Federated Investors, Inc.	50.1%
Waddell & Reed Financial, Inc.	48.5%
Eaton Vance Corp.	44.0%
AllianceBernstein Holding L.P.	42.3%
Janus Capital Group Inc.	**40.1%**
Affiliated Managers Group, Inc.	35.6%
Franklin Resources, Inc.	35.1%
Invesco Ltd.	33.5%
Ameriprise Financial, Inc.	29.5%
T. Rowe Price Group, Inc.	18.7%
Cohen & Steers, Inc.	13.5%
Legg Mason, Inc.	8.7%

Notes:

(1) Represents annualized 1-year total compensation as calculated by Semler Brossy and using data available in public filings as of December 2012; total pay is calculated as the sum of annualized values for salary, actual annual cash incentives, and long-term incentive awards.

(2) Data is sourced from FactSet.

13

Additional disclosure This information is being provided to certain shareholders in addition to Janus Capital Group Inc.'s proxy statement dated March 15, 2013, that has been available since such date. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the Proxy Statement. The Proxy Statement, and any other documents filed by Janus Capital Group Inc. with the Securities and Exchange Commission (“SEC”), may be obtained free of charge at the SEC web site at www.sec.gov and from the Company’s web site at http://ir.janus.com. Janus Capital Group Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from Janus Capital Group Inc. shareholders in connection with the upcoming annual meeting of shareholders. Information about Janus Capital Group Inc.’s directors and executive officers and their ownership of Janus Capital Group Inc. stock is set forth in the Proxy Statement for Janus Capital Group Inc.’s 2013 annual meeting of shareholders. Certain statements in this presentation constitute “forward-looking statements”. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These statements are based on the beliefs and assumptions of Company management based on information currently available to management. Various risks, uncertainties, assumptions and factors that could cause future results to differ materially from those expressed by the forward-looking statements included in this press release include, but are not limited to, risks specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 included under headings such as “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. Many of these factors are beyond the control of the Company and its management. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except for the Company’s ongoing obligations to disclose material information under the applicable securities law and stock exchange rules, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.